Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DaVita Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-169467, No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-01620, No. 333-34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158, No. 333-42653, No. 333-86550, No. 333-86556, No. 333-144097 and No. 333-158220) and Form S-3 (No. 333-169690 and No. 333-69227) of DaVita Inc. of our reports dated February 24, 2012, except for Notes 28 and 29, which date is July 6, 2012, (which states that effective January 1, 2012 the Company adopted accounting standards updates relating to the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts and to the presentation of comprehensive income) with respect to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011.

/s/ KPMG LLP

Seattle, Washington July 6, 2012